                                               Exhibit 10(g).

                        CONSULTING AGREEMENT

	AGREEMENT dated January 19, 1994, by and between Norwest
Corporation ("Norwest"), a Delaware corporation, and Gerald J. Ford (the "Consultant").

	WHEREAS, the Consultant has served as the Chairman, President and Chief Executive Officer of First United Bank Group,
Inc. ("First United") and its predecessors, and as such has extensive knowledge of and contacts in the business of commercial banking in the States of New Mexico and Texas; and

	WHEREAS, Norwest has acquired First United (the "Acquisition") and is desirous of receiving advice from the Consultant with respect to certain matters; and

	WHEREAS, the Consultant is willing to serve as a consultant to Norwest for the purposes described in this Agreement.

	NOW THEREFORE, in consideration of the mutual covenants contained herein, and upon the terms and conditions hereof, the parties hereby agree as follows:

	1. Effectiveness; Term. This Agreement shall become effective commencing on the date of this Agreement and, subject to the terms and conditions hereof, shall continue until the fourth anniversary hereof.

	2. Consultancy. Norwest shall engage the Consultant as a consultant, and the Consultant hereby accepts such engagement, for the period and upon the terms and conditions contained in this Agreement. Consultant shall be an independent contractor.

	3.  Duties.

       	     (a)   Consistent with the provisions of this
Section 3(a), the Consultant shall serve Norwest and shall have such authority and such responsibilities as Norwest reasonably may determine from time to time are consistent with the Consultant's status as a consultant to Norwest, and former President, Chief Executive Officer and Chairman of First United. Such responsibilities shall include participation in appropriate strategies for Norwest and Norwest affiliates in Texas and New Mexico in light of local markets, identification of acquisition candidates in the States of Texas and New Mexico for Norwest and Norwest's affiliates, representation of Norwest at meetings with representatives of such potential acquisition candidates, and assistance to Norwest in marketing and other business related activities in Texas and New Mexico. The consultant shall report to such senior management personnel of Norwest as its Chief Executive Officer may reasonably designate.

	     (b) (i) Throughout the term of this Agreement, the Consultant shall devote his energy and skill to the performance of his duties hereunder in a manner which will faithfully and diligently further the business and interests of Norwest and its affiliates; provided, however, that the Consultant may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, or serve as a consultant to, or as employee of, such companies or organizations which will not materially affect the performance of the Consultant's duties pursuant to this Agreement, except that any confidential information pertaining to Norwest that the Consultant possesses shall be subject to the restrictions set forth in Section 7 hereof.

	          (ii)   The Consultant may perform the duties
specified in this Agreement during the hours, and at the location, which he selects, except that he shall be required to attend and participate in such meetings as Norwest may reasonably request.

	4.  Compensation.

	     (a)  Consulting Fees.  During the period of
consultancy, Norwest shall pay the Consultant, as compensation for the services to be rendered pursuant to the terms hereof, a consulting fee of $300,000 per year, with such amount payable in quarterly installments with an installment payable on the twentieth day of each of January, April, July and October, provided that the initial amount payable pursuant hereto shall be paid on the execution hereof and shall not be reduced by virtue of this agreement commencing subsequent to the 1st day of January, 1994.

	     (b) Reimbursement of Expenses. Norwest shall reimburse the Consultant promptly after the Consultant requests reimbursement for all reasonable travel and other out-of-pocket expenses incurred by the Consultant in performing his obligations under this Agreement, provided that the Consultant properly accounts therefor in accordance with Norwest's existing policies. Reasonable travel and other expenses shall include, but not be limited to, the reimbursable travel and expenses customarily paid for by Norwest for its senior executive officers.

	5. Termination of Consulting Duties. If, as a result of the Consultant's incapacity due to physical or mental illness, the Consultant shall have been absent from his consulting duties with Norwest for three consecutive months, or for 90 days in any 12 month period, and the Consultant shall not have returned to the performance of his duties under this Agreement, Norwest may terminate this Agreement for "Disability". Norwest may also terminate this Agreement upon the death of the Consultant or upon his willful failure to materially perform his duties hereunder. The Consultant may terminate this Agreement at any time and for any reason upon at least 60 days prior written notice to Norwest, provided that if such notice is given less than 60 days prior to the 20th day of January, April, July or October, as the case may be, Norwest shall not be required to make the payment contemplated by Section 4(a) on such 20th day.

	6. Successors. In the event Norwest or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Norwest assume the obligations set forth in this Agreement.

	7. Confidentiality. All non-public information regarding Norwest obtained by the Consultant in the performance of his duties pursuant to this Agreement shall be treated as the sole property of Norwest, and upon termination of this Agreement, the Consultant shall return to Norwest all of such written information and all documents or other materials containing, reflecting or referring to such information. The Consultant shall keep confidential all such information, provided, however, the obligation to keep such information confidential shall not apply to (i) any information which was or becomes generally known to the public or
(ii) disclosures in accordance with an order of a court of competent jurisdiction or any administrative agency; provided further, however, that nothing contained in this Agreement shall be deemed to prohibit the Consultant from serving as a director, officer, executive, or consultant with any commercial bank, thrift institution or similar entity, but the Consultant may not in this regard utilize any such confidential information; and provided further, however, that all acquisition candidates in the states of New Mexico and Texas identified by Consultant prior to or during the term of this Agreement or known to Consultant to have been identified by Norwest prior to or during the term of this Agreement shall not be identified to or discussed with any person or entity (other than Norwest and its representatives) as acquisition candidates by Consultant and Consultant shall not participate in any discussions or proposals regarding the potential acquisition of such candidates except on behalf of and under the direction of Norwest unless Consultant shall have obtained the prior written consent of Norwest, which consent shall not be unreasonably withheld.

	8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

	9. Indulgences. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

	10. Notices. All notices, requests, demands and other communications required or permitted under this Agreement and the transactions contemplated herein shall be in writing and shall be deemed to have been duly given, made and received when sent by telecopy or personally or one business day after when sent by overnight delivery service addressed as set forth below:

                             (i)     Norwest Corporation
                                     Sixth and Marquette
                                     Minneapolis, MN  55479-1026
                                     Attn:  Secretary

                             (ii)    Gerald J. Ford
                                     Madison Financial Inc.
                                     200 Crescent Court
                                     Suite 1350
                                     Dallas, Texas 75201

	Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this subparagraph for the giving of notice, which shall be effective only upon receipt.

	11.  Provisions Separable.  The provisions of this
Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

	12. Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions express or implied, oral or written except as herein contained, which shall be deemed terminated effective immediately. This Agreement may not be modified or amended other than by an agreement in writing executed by all of the parties hereto.

	13. Headings. The headings of Sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

	14. Survival. The terms of Section 7 shall survive termination of this Agreement.

	15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota without giving effect to the principle of conflict of laws thereof. Nothing in this Agreement shall modify any obligation of Consultant as a director of Norwest.


	IN WITNESS WHEREOF, Norwest has caused this Agreement to be executed by its officer thereunto duly authorized, and the Consultant has signed this Agreement, all as of the day and year first above written.


                                            Norwest Corporation
Attest:

By:  /s/ Laurel A. Holschuh                 By:     /s/ Kenneth R. Murray
Title:  Secretary                           Title:  Executive Vice President



                                                    /s/ Gerald J. Ford
                                                    Gerald J. Ford